UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2017 (November 10, 2017)

Amerinac Holding Corp.
(Exact name of registrant as specified in its charter)

Commission file number 000-30185

Delaware	20-4763096
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6002 Groveport Road Groveport, OH	43125
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 836-1050

____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Appointment of Certain Officers; Compensatory Agreement of Certain Officers

(a) On November 10, 2017, Amerinac Holding Corp. (the “Company”) appointed John Wachter as the new Chief Executive Officer of the Company pursuant to the reorganization of senior leadership of the Company following the recent acquisition of the Prime Metals manufacturing facility in Homer City, Pennsylvania. Concurrently, John Wachter stepped down as Chief Financial Officer of the Company. Mr. Wachter remains Chairman of the Board of Directors of the Company.

Victor Mondo has resigned as Chief Executive Officer of the Company to become President and Chief Operating Officer of Creative Assembly Systems Inc. (“CAS”), the Company’s wholly-owned distribution subsidiary. Mr. Mondo will continue in his role focusing on growing the Company’s distribution business through the CAS platform via organic growth and acquisitions.

On November 10, 2017, the Company appointed William Golden as the new Chief Financial Officer of the Company. Mr. Golden remains General Counsel of the Company.

In connection with his appointment, the Company and Mr. Wachter have entered into a written employment agreement (the “Wachter Employment Agreement”) for an initial three-year term, which provides for the following compensation terms for Mr. Wachter. Pursuant to the Wachter Employment Agreement, Mr. Wachter will receive a base salary of $100,000 per year, subject to increase, but not decrease, at the discretion of the Board. Mr. Wachter is eligible for a cash and stock bonus equal to ten to twenty percent of the Company’s pre-tax profits over established pre-tax targets, at the end of each respective annual period.

In addition, the Wachter Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of the Wachter Employment Agreement, his employment is terminated by the Company other than for “cause,” by Mr.Wachter for “good reason” (each as defined in the Wachter Employment Agreement) or by failure by either party to renew the Wachter Employment Agreement after expiration of the employment term, he would be entitled to (1) a lump sum payment equal to two times his base salary at the rate in effect immediately prior to the termination date, and (2) any unpaid portion of any cash bonus for the annual period preceding the annual period in which such termination occurs that was earned but not paid.

The foregoing description of the Wachter Employment Agreement is a summary and is qualified in its entirety by reference to the Wachter Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

In connection with his appointment, the Company and Mr. Golden have entered into a written employment agreement (the “Golden Employment Agreement”) for an initial three-year term, which provides for the following compensation terms for Mr. Golden. Pursuant to the Golden Employment Agreement, Mr. Golden will receive a base salary of $100,000 per year, subject to increase, but not decrease, at the discretion of the Board. Mr. Golden is eligible for a cash and stock bonus equal to ten to twenty percent of the Company’s pre-tax profits over established pre-tax targets, at the end of each respective annual period.

In addition, the Golden Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of the Golden Employment Agreement, his employment is terminated by the Company other than for “cause,” by Mr.Golden for “good reason” (each as defined in the Golden Employment Agreement) or by failure by either party to renew the Golden Employment Agreement after expiration of the employment term, he would be entitled to (1) a lump sum payment equal to two times his base salary at the rate in effect immediately prior to the termination date, and (2) any unpaid portion of any cash bonus for the annual period preceding the annual period in which such termination occurs that was earned but not paid.

The foregoing description of the Golden Employment Agreement is a summary and is qualified in its entirety by reference to the Golden Employment Agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

(b) The Compensation Committee adopted a 2017-2019 Amerinac Holding Corp. Executive Bonus Plan (the “Executive Bonus Plan”), which is subject to and governed by the terms of the 2017 Amerinac Holding Corp. 2017 Equity Incentive Plan (the “2017 Equity Plan”). Certain key employees will participate in the Executive Bonus Plan. The Executive Bonus Plan is designed to (i) offer variable compensation primarily in equity of the Company if executives achieve annual target growth amounts and (ii) align the incentives of executives and shareholders.

The Company will fund the annual corporate bonus pool with no more than 20% of the excess, if any, of the Company’s yearly earnings before taxes minus a threshold amount. For 2017, 2018 and 2019, the threshold amounts will be $750,000, $1,250,000 and $1,750,000, respectively.

Pursuant to the Executive Bonus Plan, awards are paid out in a mix of cash and equity, with no less than 60% of corporate bonus pool to be in the form of newly issued restricted common stock. All awards will be subject to threshold performance and high-water marks.

The description of the Executive Bonus Plan is qualified in its entirety by reference to the Executive Bonus Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between John Wachter and Amerinac Holding Corp.

10.2	Employment Agreement by and between William Golden and Amerinac Holding Corp.

10.3	2017-2019 Amerinac Holding Corp. Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amerinac Holding Corp.
(Registrant)

Dated: November 15, 2017	By:	/s/ John Wachter
	Name:	John Wachter
	Title:	Chairman of the Board of Directors